Exhibit 5.1

April 1, 2015

GoDaddy Inc.

14455 N. Hayden Road

Scottsdale, Arizona 85260

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by GoDaddy Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 10,258,461 shares of Class A Common Stock reserved for issuance pursuant to the 2015 Equity Incentive Plan, 2,000,000 shares of Class A Common Stock reserved for issuance pursuant to the 2015 Employee Stock Purchase Plan 22,405,663 shares of Class A Common Stock reserved for issuance pursuant to the 2011 Unit Incentive Plan, 98,325 shares of Class A Common Stock reserved for issuance pursuant to the Locu, Inc. Amended and Restated 2011 Equity Incentive Plan, 111,628 shares of Class A Common Stock reserved for issuance pursuant to the Bootstrap, Inc. 2008 Stock Plan and 5,727,071 shares of Class A Common Stock reserved for issuance pursuant to The Go Daddy Group, Inc. 2006 Equity Incentive Plan (which plans are referred to herein as the “Plans” and which shares of Class A Common Stock are referred to herein as the “Shares”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.